Exhibit 11

CALCULATION OF EARNINGS PER SHARE

Gannett Co., Inc. and Subsidiaries

Unaudited, in thousands of dollars (except per share amounts)

	Thirteen weeks ended
	Sept. 26, 2004	Sept. 28, 2003
Basic earnings:
Net income	$310,209	$279,032

Weighted average number of common shares outstanding	261,146	269,815

Earnings per share - basic	$1.19	$1.03

Diluted earnings:
Net income	$310,209	$279,032

Weighted average number of common shares outstanding	261,146	269,815

Dilutive effect of outstanding stock options and stock incentive rights	2,658	2,359

Weighted average number of shares outstanding, as adjusted	263,804	272,174

Earnings per share - diluted	$1.18	$1.03

	Thirty-nine weeks ended
	Sept. 26, 2004	Sept. 28, 2003
Basic earnings:
Net income	$939,049	$853,175

Weighted average number of common shares outstanding	267,898	268,947

Earnings per share - basic	$3.51	$3.17

Diluted earnings:
Net income	$939,049	$853,175

Weighted average number of common shares outstanding	267,898	268,947

Dilutive effect of outstanding stock options and stock incentive rights	2,964	2,167

Weighted average number of shares outstanding, as adjusted	270,862	271,114

Earnings per share - diluted	$3.47	$3.15